Exhibit 99.3
AMENDMENT NO. 2 TO
TESORO CORPORATION
2006 LONG-TERM INCENTIVE PLAN
     WHEREAS, the Board of Directors (the “Board”) of Tesoro Corporation has previously acted to adopt the Tesoro Corporation 2006 Long-Term Incentive Plan (the “Plan”);
     WHEREAS, the Plan, as adopted, provides that the Compensation Committee of the Board (the “Committee”) may, at any time and from time to time, alter, amend or modify the Plan, subject to the provisions of Section 12.1 thereof;
     WHEREAS, the Committee wishes to amend the Plan to increase (i) the aggregate number of shares of Stock reserved for issuance pursuant to the Plan to 6,000,000; (ii) the aggregate number of shares of Stock with respect to which Full Value Awards may be granted to 2,750,000; and (iii) the aggregate number of shares of Stock with respect to which Options may be granted to 5,250,000;
     WHEREAS, the Committee wishes to amend the Plan to limit the discretion to accelerate the time in which an Award may be exercised to certain specified events;
     WHEREAS, the Committee wishes to amend the Plan to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended; and
     WHEREAS, in all other respects, the provisions of the Plan shall remain as originally adopted by the Board and approved by the shareholders of Tesoro Corporation at its Annual Meeting of Shareholders on May 3, 2006, as subsequently amended by Amendment No. 1 to the Plan;
     NOW, THEREFORE, BE IT RESOLVED THAT the Committee does hereby amend the Plan as follows, with this Amendment No. 2 to be effective as of the date on which it was approved by the holders of at least a majority of the outstanding shares of voting stock of Tesoro Corporation:
     (a) Section 4.2 of the Plan is hereby amended to read, in its entirety, as follows:
     “4.2 Dedicated Shares; Maximum Awards. The aggregate maximum number of shares of Stock reserved for issuance under the Plan is 6,000,000 shares of Stock. The aggregate number of shares of Stock with respect to which Full Value Awards may be granted under the Plan is 2,750,000. The aggregate number of shares of Stock with respect to which Options may be granted under the Plan is 5,250,000. The maximum number of shares of Stock with respect to which Options may be granted to an Employee during a Fiscal Year is 562,500. The maximum number of shares of Stock with respect to which any Full Value Award may be granted to an Employee during a Fiscal Year may not exceed 187,500. Each of the foregoing numerical limits stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5. The number of shares of Stock stated in this Section 4.2 shall also be increased by such number of shares of Stock as become subject to substitute Awards granted pursuant to Article X; provided, however, that such increase shall be conditioned upon the approval of the stockholders of the Company to the extent stockholder approval is required by law or applicable stock exchange rules. If shares of Stock are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such shares of Stock will count against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan. If Shares are tendered in payment of an Option Price of an Option, such shares of Stock will not be added to the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan. To the extent that any outstanding Award is forfeited or cancelled for any reason, the shares of Stock allocable to such portion of the Award may again be subject to an Award granted under the Plan.”

     (b) The final paragraph of Section 5.6 of the Plan is hereby amended to read as follows:
     “However, the Committee in its discretion, may change the terms of exercise so that any Option may be exercised so long as it is valid and outstanding from time to time in part or as a whole in such manner and subject to such conditions as the Committee may set. In addition, the Committee, in its discretion, may accelerate the time in which any outstanding Option may be exercised; provided, however, that the Committee’s discretion to accelerate the time in which any outstanding Option may be exercised shall, except as provided in Section 4.5 hereof, be limited to a Holder’s death, Disability, Retirement or, in the case of a Holder who is not an officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act, involuntary termination of employment as the result of a reduction in force program approved by the Board. However, in no event shall any Option be exercisable on or after the tenth anniversary of the date of the grant of the Option.”
     (c) Section 6.3 of the Plan is hereby amended to read, in its entirety, as follows:
     “6.3 Award Vesting. Unless otherwise provided by the Committee, Restricted Stock Awards shall vest ratably over a minimum of three years. The Committee shall have the discretion to accelerate the vesting of a Restricted Stock Award only in the event of a Holder’s death, Disability, Retirement or, in the case of a Holder who is not an officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act, involuntary termination of employment as the result of a reduction in force program approved by the Board.”
     (d) Section 7.3 of the Plan is hereby amended to read, in its entirety, as follows:
     “7.3 Award Vesting. Unless otherwise provided by the Committee, Deferred Stock Unit Awards shall vest ratably over a minimum of three years. The Committee shall have the discretion to accelerate the vesting of a Deferred Stock Unit Award only in the event of a Holder’s death, Disability, Retirement or, in the case of a Holder who is not an officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act, involuntary termination of employment as the result of a reduction in force program approved by the Board.”
     (e) Section 8.3 of the Plan is hereby amended to read, in its entirety, as follows:
     “8.3 Award Vesting. Unless otherwise provided by the Committee, Performance Stock Awards and Performance Unit Awards shall vest ratably over a minimum of three years. The Committee shall have the discretion to accelerate the vesting of a Performance Stock Award or a Performance Unit Award only in the event of a Holder’s death, Disability, Retirement or, in the case of a Holder who is not an officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act, involuntary termination of employment as the result of a reduction in force program approved by the Board.”

     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 2 to Tesoro Corporation 2006 Long-Term Incentive Plan, the Compensation Committee of the Board of Directors of Tesoro Corporation has caused these presents to be duly executed in its name and behalf by its Chairman, thereunto duly authorized this 5th day of June, 2008.

COMPENSATION COMMITTEE OF BOARD OF DIRECTORS OF TESORO CORPORATION
By:	/s/ William J. Johnson
William J. Johnson, Chairman

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